EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Turnstone Systems, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-36342 and No. 333-57224) on Form S-8 of Turnstone Systems, Inc. of our report dated March 31, 2006, with respect to the consolidated statement of net assets in liquidation of Turnstone Systems, Inc. (and subsidiaries) as of December 31, 2005, the related consolidated statements of changes in net assets in liquidation for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-KSB of Turnstone Systems, Inc.

/s/ KPMG LLP

Mountain View, California

March 31, 2006